Exhibit 99.1

NEWS RELEASE

September 9, 2009	OTCBB: DPDW

DEEP DOWN ANNOUNCES APPOINTMENT OF NEW CHAIRMAN OF THE BOARD

HOUSTON, TX – September 9, 2009 – Deep Down, Inc. (OTCBB: DPDW) announced today that its Board of Directors has accepted the resignation of Mr. Robert E. Chamberlain, Jr. as Chairman of the Board and Chief Acquisitions Officer, effective September 1, 2009.  Mr. Chamberlain is resigning to pursue other interests, but will continue to consult through 2010 with the Company on acquisitions and any other corporate matters when requested by management.

Eugene L. Butler, Chief Financial Officer, will assume the role of Chairman of the Board.

Ronald E. Smith, President and Chief Executive Officer, said, “We would like to thank Robert for his devoted service to Deep Down for the past three years.  On behalf of the Board, we wish Robert the best in his future endeavors.”

About Deep Down, Inc.
Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down’s proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, distributed and drill riser buoyancy, ROVs and ROV tooling, as well as marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company’s primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. Deep Down provides these services through its four subsidiaries. More information about Deep Down is available at www.deepdowncorp.com, by contacting the Company at (281) 517-5000, or ir@deepdowninc.com.

One of our most important responsibilities is to communicate with shareholders in an open and direct manner.  Comments are based on current management expectations, and are considered "forward-looking statements," generally preceded by words such as "plans," "expects," "believes," "anticipates," or "intends."  We cannot promise future returns.  Our statements reflect our best judgment at the time they are issued, and we disclaim any obligation to update or alter forward-looking statements as the result of new information or future events.  Deep Down urges investors to review the risks and uncertainties contained within its filings with the Securities and Exchange Commission.

For Further Information
Investor Relations
ir@deepdowninc.com
(281) 517-5000 (O)